UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 12, 2016

NETLIST, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33170 (Commission File Number)	95-4812784 (IRS Employer Identification Number)

175 Technology Drive, Suite 150

Irvine, California 92618
(Address of Principal Executive Offices)

(949) 435-0025

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, in May 2015 Netlist, Inc. (the “Company”) received deficiency letters from Nasdaq, Inc. (“NASDAQ”) notifying the Company that it no longer meets NASDAQ’s requirements for continued listing on The NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1) (the “Bid Price Rule”) and NASDAQ Listing Rule 5450(b)(2)(A) (the “Market Value Rule”).  The Company was provided until November 3, 2015 to regain compliance with such rules, and on November 4, 2015, the Company received another letter from NASDAQ notifying the Company that it had not regained compliance with such rules within the required time period.  The Company appealed NASDAQ’s decision to delist its common stock from The NASDAQ Global Market and, pursuant to applicable NASDAQ rules, the delisting of the Company’s common stock has been stayed during the pendency of the appeal.  As part of its appeal, the Company requested that the listing of its common stock be transferred from The NASDAQ Global Market tier to The NASDAQ Capital Market tier and that the Company be granted additional time to regain compliance with the Bid Price Rule and the Market Value Rule.

On January 12, 2016, the Company received a decision from the Nasdaq Listing Qualifications Panel regarding its appeal, which grants the Company’s request to transfer the listing of its common stock from The NASDAQ Global Market tier to The NASDAQ Capital Market tier effective upon the open of trading on January 14, 2016, and grants the Company until May 2, 2016 to regain compliance with the Bid Price Rule and the Market Value Rule.  The Company’s common stock will continue to trade under the symbol “NLST” following the transfer of its listing to The NASDAQ Capital Market tier.  The continued listing of the Company’s common stock on The NASDAQ Capital Market tier is subject to its compliance with the Bid Price Rule and the Market Value Rule on or before May 2, 2016, and its continued compliance with all other applicable rules for continued listing on The NASDAQ Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLIST, INC.

Date: January 13, 2016	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President and Chief Financial Officer